Exhibit 99.2

Non-GAAP Financial Measures

The United States Securities and Exchange Commission requires public companies, such as Energen Corporation (the Company), to reconcile Non-GAAP (GAAP refers to generally accepted accounting principles) financial measures to related GAAP measures. After-tax Cash Flows and Adjusted Cash Flows from Operations Excluding Alabama Gas Corporation (Alagasco) are Non-GAAP financial measures. Energen believes after-tax cash flows are relevant because they are a measure of cash available to fund the Company’s capital expenditures, dividends, debt reduction, and other investments. Similarly, Adjusted Cash Flows from Operations Excluding Alagasco reflect comparable information specific to the Company’s non-regulated activities.

Reconciliation To GAAP Information

($ in millions)

	Years Ended 12/31
	2007 Actual	2008 Estimate (e)			2009 Estimate (e)
Net Income (GAAP)	309	314	—	328	230	—	260
Depreciation, depletion and amortization	161	184	—	184	218	—	218
Deferred income taxes, net	1	183	—	183	72	—	72
After-tax Cash Flows (Non-GAAP)	471	681	—	695	520	—	550
Changes in assets and liabilities and other adjustments	13	(91)	—	(91)	71	—	71
Net Cash Provided by Operating Activities (GAAP)	484	590	—	604	591	—	621

Reconciliation To GAAP Information
($ in millions)

	Years Ended 12/31
	2007 Actual	2008 Estimate (e)			2009 Estimate (e)
Net Cash Provided by Operating Activities (GAAP)	484	590	—	604	591	—	621
Changes in assets and liabilities and other adjustments	(13)	91	—	91	(71)	—	(71)
After-tax Cash Flow (Non-GAAP)	471	681	—	695	520	—	550
Less: AGC cash flows from operations (GAAP) and other	(94)	(134)	—	(134)	(82)	—	(82)
Adj. Cash Flows from Operations Excluding Alagasco (Non-GAAP)	377	547	—	561	438	—	468

(e) This estimate is a “forward-looking statement” as defined by the Securities and Exchange Commission. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company’s periodic reports filed with the Securities and Exchange Commission.